Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com
TYLER TECHNOLOGIES REPORTS IMPROVED
THIRD QUARTER 2005 EARNINGS
Net Income Increases 27% Over Third Quarter 2004
Dallas, October 26, 2005 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended September 30, 2005:
•	Total revenues for the quarter ended September 30, 2005 were $42.3 million, up one percent compared to $41.8 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 9 percent for the quarter.

•	Operating income for the quarter ended September 30, 2005 was $4.1 million, a 19 percent increase compared with operating income of $3.4 million in the same quarter of 2004.

•	Net income for the three months ended September 30, 2005 was $2.6 million, or $0.06 per diluted share. Net income for the three months ended September 30, 2004 amounted to $2.0 million, or $0.05 per share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $6.6 million in the third quarter of 2005. EBITDA for the third quarter of 2004 totaled $6.2 million.

•	Gross margin for the quarter ended September 30, 2005 was 37.9 percent, compared to 36.6 percent in the quarter ended September 30, 2004. Sequentially, gross margin for the third quarter improved from 37.6 percent in the second quarter of 2005.

•	Selling, general and administrative (SG&A) expenses in the third quarter were $11.4 million (27.1 percent of revenues), compared to $11.3 million (27.1 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses for the third quarter increased slightly from $11.3 million (26.1 percent of revenues) in the second quarter of 2005.

•	Free cash flow for the third quarter of 2005 was $9.0 million (cash provided by operating activities of $9.5 million minus capital expenditures of $485,000). For the third quarter of 2004, free cash flow was $4.2 million (cash provided by operating activities of $5.6 million minus capital expenditures of $1.4 million).
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Tyler Technologies Reports Improved Third Quarter 2005 Earnings
October 26, 2005

•	Total backlog was $146.6 million at September 30, 2005, compared to $149.4 million at September 30, 2004. Software-related backlog (excluding appraisal services) grew year-over-year by $2.8 million, or 2 percent, to $118.0 million at September 30, 2005.

•	Tyler has no debt and ended the third quarter of 2005 with $34.2 million in cash, short-term investments, and certificates of deposit. The Company repurchased 600,700 shares of its common stock during the quarter at an aggregate cost of $4.7 million.
Tyler also announced that its board of directors has increased the Company’s common stock repurchase authorization by two million shares.
Revenues for the nine months ended September 30, 2005 decreased 1 percent to $126.2 million from $127.5 million in 2004. Operating income for the first nine months of 2005 was $7.9 million, compared to $11.8 million in the first nine months of 2004. Net income for the nine months ended September 30, 2005 was $5.1 million, or $0.12 per diluted share, compared to net income of $7.1 million, or $0.16 per share, for the comparable period of 2004.
Results for the first nine months of 2005 include a pretax restructuring charge of $1.3 million recorded in the second quarter. Excluding the restructuring charge, operating income for the nine months ended September 30, 2005 would have been $9.2 million, and net income would have been $5.8 million, or $0.14 per share.
For the nine months ended September 30, 2005, free cash flow was $14.6 million (cash provided by operating activities of $16.7 million minus capital expenditures of $2.1 million), compared to free cash flow of $13.5 million (cash provided by operating activities of $18.6 million minus capital expenditures of $5.1 million) for the same period of 2004. Cash flow for the first nine months of 2005 includes $1.3 million in cash expenditures for restructuring costs.
“Tyler’s results continued to improve in the third quarter of 2005 and were in line with our expectations,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Our overall solid performance was once again led by our financial systems divisions, which together grew revenues 16 percent. Each of our product lines has continued to successfully build a presence in new geographies. The new business pipeline for our Odyssey courts and justice solution also continued to strengthen, and we’re optimistic that our new Orion assessment and tax product will contribute to earnings as it matures in future quarters.
“While appraisal services revenues were once again significantly below last year’s levels and now comprise less than 10 percent of our revenue mix, the actions we took during the second quarter of 2005 to restructure our appraisal services business continued to positively affect our results. For the third quarter of 2005, our gross margin for appraisal services was 27 percent, compared to 20 percent in the second quarter of 2005 and 16 percent in the first quarter of 2005.”
Mr. Marr added, “Tyler’s free cash flow for the year to date exceeds our book income by a significant margin. With low ongoing capital expenditure requirements, including minimal capitalized software development costs, we expect that the cash flow characteristics of our business will remain strong. We continue to use a portion of our cash to repurchase Tyler stock, and during the third quarter we bought back approximately 600,700 shares of our stock at an average cost of $7.76 per share.”
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Tyler Technologies Reports Improved Third Quarter 2005 Earnings
October 26, 2005

“Our current outlook for the full year 2005 is consistent with prior guidance, although we have tightened the range of our expectations.” noted Mr. Marr. “We currently expect that earnings per share for the full year 2005 will be within a range of $0.17 to $0.19.”
Total revenues for 2005 are currently expected to be in the range of $168 million to $170 million. Software-related revenues for the full year are expected to grow approximately 4 percent to 6 percent, while appraisal services revenues are expected to decline between 33 percent and 36 percent compared to 2004. Tyler’s estimated annual effective income tax rate for 2005 is 40.5 percent. In addition, the Company expects that total capital expenditures in 2005 will be in the range of $2.6 million to $3.0 million.
With the two million-share increase approved by Tyler’s board, the Company is currently authorized to repurchase up to an additional 2,197,000 shares of its common stock. The shares may be repurchased from time to time in the open market or through negotiated transactions. The amount and timing of purchases under the program will be subject to, among other things, the price and availability of the Company’s shares and general market conditions. The repurchased shares may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.
Tyler Technologies will hold a conference call on Thursday, October 27 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 1248778. A replay of the call will be available two hours after the completion of the call through November 3, 2005. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291 for international dialers. A live Webcast and archived replay of the call can be accessed on the Company’s Web site at www.tylerworks.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylerworks.com.
Non-GAAP Measures:
This press release discloses certain financial measures such as EBITDA, free cash flow, non-GAAP net income and non-GAAP earnings per share (EPS). These measures are not prepared in accordance with generally accepted accounting principles and are, therefore, considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Management believes that EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS provide supplemental meaningful information to the investor to fully assess the financial performance of Tyler’s core operations.
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Tyler Technologies Reports Improved Third Quarter 2005 Earnings
October 26, 2005

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
22-05

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Software licenses	$7,153	$6,955	$21,362	$21,210
Software services	13,103	12,256	38,824	37,132
Maintenance	16,655	14,589	47,882	42,827
Appraisal services	4,147	6,406	13,931	21,405
Hardware and other	1,248	1,605	4,151	4,962

Total revenues	42,306	41,811	126,150	127,536

Cost of revenues:
Software licenses	2,159	2,318	6,683	6,564
Software services and maintenance	20,171	18,450	60,047	54,305
Appraisal services	3,027	4,432	11,045	15,659
Hardware and other	929	1,315	2,993	3,787

Total cost of revenues	26,286	26,515	80,768	80,315

Gross profit	16,020	15,296	45,382	47,221

Selling, general and administrative expenses	11,445	11,312	34,652	33,251
Restructuring charge (1)	—	—	1,260	—
Amortization of acquisition intangibles	515	583	1,545	2,175

Operating income	4,060	3,401	7,925	11,795
Other income, net	224	138	603	281

Income before income taxes	4,284	3,539	8,528	12,076
Income tax provision	1,703	1,507	3,456	4,978

Net income	$2,581	$2,032	$5,072	$7,098

Earnings per common share:
Basic	$0.07	$0.05	$0.13	$0.17

Diluted	$0.06	$0.05	$0.12	$0.16

EBITDA (2)	$6,602	$6,220	$15,854	$20,348

Weighted average common shares outstanding:
Basic	39,104	41,307	39,659	41,397
Diluted	41,771	44,350	42,160	44,737

(1)	Reconciliation of non-GAAP net income before restructuring charge

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income as reported	$2,581	$2,032	$5,072	$7,098
Restructuring charge	—	—	1,260	—
Income tax benefit at 40.5%	—	—	(510)	—

Net restructuring charge	—	—	750	—

Non-GAAP net income before restructuring charge	$2,581	$2,032	$5,822	$7,098

Non-GAAP diluted earnings per share	$0.06	$0.05	$0.14	$0.16

(2)	Reconciliation of EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$2,581	$2,032	$5,072	$7,098
Amortization of acquisition intangibles	515	583	1,545	2,175
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,003	2,236	6,312	6,412
Interest income included in other income, net	(200)	(138)	(531)	(315)
Income tax provision	1,703	1,507	3,456	4,978

EBITDA	$6,602	$6,220	$15,854	$20,348

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2005	December 31,
	(unaudited)	2004
ASSETS

Current assets:
Cash and cash equivalents	$16,070	$12,573
Short-term investments available-for-sale	10,675	13,832
Accounts receivable, net	40,291	45,801
Other current assets	7,206	5,042
Deferred income taxes	1,611	1,611

Total current assets	75,853	78,859

Property and equipment, net	5,841	6,624

Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	92,243	97,318
Other	251	186

Total assets	$181,688	$190,487

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$59,322	$59,114
Deferred income taxes	12,973	12,973
Shareholders’ equity	109,393	118,400

Total liabilities and shareholders’ equity	$181,688	$190,487